Exhibit 99.2

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

MET-PRO CORPORATION

Moderator:    Kevin Bittle
June 6, 2013
11:00 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by, and welcome to the Met-Pro first quarter results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I will now turn the call over to Kevin Bittle, Manager of Creative Services. Please go ahead, sir.

Kevin Bittle:	Good morning, and welcome to Met-Pro Corporation's earnings conference call for the first quarter of fiscal year 2014, which ended on April 30, 2013. My name's Kevin Bittle, and I'm with the company's creative services department. With me on our call this morning are Ray De Hont, our Chief Executive Officer and President, and Neal Murphy, our Vice President of Finance and Chief Financial Officer. Before we begin, I'd like to remind everyone that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our year-end report for the fiscal year ended January 31, 2013, that was filed with the SEC, for any important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Further, during today's call, we may refer to adjusted net income and adjusted earnings per share, which are non-GAAP metrics which include first quarter fiscal 2014 legal, accounting, investment banking and other transaction related expenses, as well as 2013 CFO transition costs.  The company believes the use of these non-GAAP financial measures is appropriate to enhance understanding of it's historical performance, as well as prospects for future performance.

Adjusted net income and adjusted earnings per share are non-GAAP measures that are detailed in the table titled Reconciliation of GAAP to non-GAAP financial measures, that was included in this morning's press release, and are now posted on our Web site.  With that, I will now turn the call over to Ray.  Ray?

Ray DeHont:	Thank you, Kevin. Good morning, everyone, and welcome again from Harleysville, Pennsylvania. Earlier this morning, we released our first quarter fiscal year 2014 financial results. I hope all of you have had the opportunity to review them. In a moment, Neal Murphy will provide more specific comments on our financial results, but first, I would like to offer my perspective on our performance.

In the first quarter, we demonstrated continued progress in our overall efficiency initiatives and disciplined cost control, as we improved gross margins while reducing selling, general and administrative expenses when compared with the first quarter a year ago.  Gross margins in the first quarter were 36.5 percent, up 100 basis points from 35.5 percent versus last year's first quarter.  The improvement reflects structural and organizational changes to improve operational effectiveness and efficiency, as well as discipline cost control.

Margins in the quarter also compare favorably with the 34.4 percent achieved for fiscal 2013.  I'm particularly pleased with the results in our product recovery pollution control technologies business, where our focused efforts continue to show steady margin improvement, which accounted for a significant portion of this quarter's year over year margin expansion.  Total selling, general administrative expenses in the first quarter were down roughly 10 percent, or over $700,000 dollars from the first quarter a year ago, after adjusting for last year's CFO transition expenses.  This improvement also reflects structural and organizational changes to improve operational effectiveness and efficiency, as well as disciplined cost control.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

I would also note that total overhead was down sequentially from the fourth quarter of last year, a continuation of the sequential improvements achieved over the past year as we made steady progress reducing overhead as a percentage of revenues.

Net sales, bookings and backlog in the quarter were all down from a year ago, reflecting the quarterly variability that is endemic to our business.  However, backlog increased eight percent from the beginning of the fiscal year.  As we have previously noted, quarterly variation can simply be due to the timing of one large project booking or shipment.  This year's first quarter results reflect the timing of large project bookings, which either closed later than expected, or in various stages of negotiations, but have not closed in the time frame originally anticipated, both of which have negatively impacted fiscal 2014 first quarter sales.

Routine bookings for original equipment, as well as parts and consumables, are actually ahead of last year's first quarter pace.  For instance, although overall Global Pump Solutions bookings were down due to the timing of large project work, routine bookings in the first quarter were actually up 18 percent from the first quarter a year ago.

Just a little insight into some of the factors affecting this quarter's bookings metrics.  A vast majority of the year over year new order bookings decrease was in our global pump solutions business, where a year ago, we booked a $6 million dollar project.  While it is difficult to say we are going to have another project of that magnitude in Global Pump Solutions again this year, there is sufficient activity to indicate that we can recover those bookings in the form of Global Pump Solutions singles and doubles over the balance of the year.

At the same time, in our more backlog-dependent businesses, mainly product recovery pollution control, bookings and backlog in the first quarter were up 24 percent and 15 percent respectively from a year ago.  For instance, in the first quarter, we booked two orders totaling $2.3 million dollars to supply Flex-Kleen brand pulse jet dust collectors and product recovery systems to a large multi-national chemical manufacturer.  We also booked two large orders totaling two million dollars to supply two U.S. municipalities with Duall brand chemical scrubber systems.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Importantly, separate independent engineering firms specified Met-Pro brand products for these contracts, a strong indication of the success we are achieving with our marketing strategy to build key relationships throughout targeted industries.  We were also successful in booking a $600,000 dollar Met-Pro systems brand, regenerative thermal oxidizer project, in the first fast-growing green fuels market and more recently, in April, a $500,000 dollar system that included a Met-Pro systems brand regenerative thermal oxidizer, a dual-brand chemical scrubber, and a Fybroc brand recirculation pump.

To complete the picture, quotation activity remains strong, while our pipeline of potential opportunities continues to grow.  Because we have experienced quarterly variability before, in fact as recently as the first half of last year, we remain optimistic about the outlook for the full year.  Before turning the call over to Neal, I am pleased to announce the company's board of directors declared a $0.725 cent quarterly dividend to be paid September 13, 2013, to shareholders of record on August 30, 2013.  This is the 22nd consecutive year that Met-Pro Corporation has paid a cash dividend.

As previously announced, on April 21, 2013, the company entered into an agreement and plan of merger – the merger agreement – with CECO Environmental Corporation, pursuant to the terms of the merger agreement, in the event that the closing date of the first step merger, as defined in the merger agreement, occurs before August 30, 2013.  Then the dividend declared on June 5, 2013, shall not be paid to the company's shareholders.

However, in such event, CECO has agreed to set it's record date for the payment of it's third dividend occurring during this current fiscal year, to occur on the date that is at least two business days after the closing date of the first debt merger.  Neal?

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Neal Murphy:	Thank you, Ray. And good morning, everyone. First quarter net sales were $22 million dollars, compared with $25.2 million for the same quarter last year, with the decrease spread across our business segments. As Ray noted, despite lower revenues, we were able to increase year over year gross margins by 100 basis points, from 35.5 percent to 36.5 percent. This consolidated gross margin improvement is particularly encouraging, because it was achieved despite lower sales in our high margin Fluid Handling Technologies segment.

Turning first to our Product Recovery and Pollution Control Technologies segment, first quarter sales were nine million, down 15 percent from the year ago first quarter.  Despite substantial quoting activity, timing of purchase orders and shipments on potential large projects lagged a bit in our first quarter.  More importantly, this segment reported better than a half million dollar improvement in operating profits despite lower net sales.  As Ray mentioned, we've worked hard on improving profitability in this segment, through operating effectiveness and efficiency, and results this quarter are a continuation of the turnaround that began to take hold in the second half of last year.  In our Fluid Handling Technologies segment, first quarter net sales were down 14 percent to 8.1 million.  Despite lower volumes, we were able to maintain Fluid Handling operating margins at 25.3 percent for the quarter, which were constant with last year.  While standard business in our fluid handling business was actually up from a year ago, the timing of our larger project business was down from the first quarter of fiscal 2013.  Based upon current project business activity levels and the growth of our standard business, we believe Fluid Handling should achieve it's fiscal 2014 performance objectives.

Turning to our Mefiag Filtration Technologies segment, first quarter net sales were down $2.6 million, down about eight percent from a year ago, mainly due to lower volume in Europe.  Despite lower revenues, operational efficiencies enabled Mefiag to slightly outperform last year's first quarter earnings performance, with an operating loss of $35,000 this year as compared to last year's first quarter loss of $70,000.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Finally, first quarter net sales in our Filtration Purification Technologies segment decreased approximately nine percent from the prior year first quarter, principally due to continued weak municipal demand in our Pristine Water Solutions business unit.  However, this segment recorded an operating profit of $117,000 in the quarter, a nice improvement from the $122,000 operating loss for the first quarter of last year, once again, reflecting focus on productivity enhancement throughout the organization.

On an absolute basis, selling expenses were down over $300,000, or about nine percent, from the first quarter of last year.  Because of the variable nature of sales commissions, selling expenses tend to trend with sales.  General administrative expenses decreased 27 percent in the quarter, and even after adjusting for last year's $700,000 of CFO transition-related expenses, we were still down roughly 12 percent, or over $400,000, from the prior year's first quarter.

Total G&A expenses were also down $300,000 sequentially from the fourth quarter of last year, a continuation of the progress achieved over the past year as we've moved towards our stated objective of reducing SG&A to roughly 20 percent of revenues over the longer term, through a combination of cost control and revenue growth.

We incurred $1.4 million of legal, investment banking, accounting and other transaction expenses in the first quarter, associated with the company's previously-announced acquisition by CECO Environmental Corp.

On a GAAP basis, first quarter net income totaled $230,000 dollars and diluted earnings per share were $0.02 cents.  Adjusted net income for the quarter, which is a non-GAAP measure, was $1.5 million, or $0.10 cents per share compared with adjusted net income of $1.6 million, and diluted earnings per share of $0.11 cents for the same period last year.

Adjusted net income and adjusted earnings per share are non-GAAP measures that are detailed in the reconciliation of GAAP to non-GAAP financial measures section of our earnings release.  In arriving at adjusted non-GAAP income, we carved out merger-related expenses of $1.4 million in the first quarter of this year, and CFO transition costs last year of approximately $700,000 from net income.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Turning to our balance sheet, it remains quite strong, with cash on hand and short-term investments at April 30, 2013, of just under $40 million, and continued reduction in debt levels to $2.6 million.  Cash flow from operations were almost seven million dollars in the first quarter.

In summary, despite lower sales volume for the quarter due to timing of large order project orders and shipments, business activity is strong, and our continuous improvement efforts have enabled us to increase adjusted operating margins to 10.4 percent in the first quarter, compared with $9.7 million percent in the first quarter a year ago.  Again, adjusted operating margins exclude merger costs in the first quarter of this year, and CFO transition expenses in the first quarter of last year.  We expect our continuous improvement activities will translate into ongoing increases in operating margin leverage, as strong levels of market activity are converted into increased revenues.  With that, I will turn the call back to Ray for some closing comments.

RayDeHont:	Thank you, Neal. Just a few concluding remarks before we open the call to your questions. We are extremely excited about the recently announced merger of Met-Pro Corporation and CECO Environmental Corp. This is truly a combination in which the whole will be much greater than the sum of the parts. We are confident that this combination will lead to increased growth and profitability well beyond what would have been achieved by either company on a stand-alone basis. The market synergies, the expanded global footprint, the diversification of the product platform, and the cost efficiencies associated with combining our two companies, are just a few of the compelling drivers behind this combination.

Further, the strong financial position of the combined company should enable continued expansion and market leadership in our chosen markets, and generate significant value for all of our shareholders.  As the merger process progresses, Met-Pro will be focused on sharpening our organization to ensure our shareholders realize the full benefits of this combination.  Project selectivity, disciplined pricing and effective project execution should help expand margins.  Disciplined cost control will help capture the operating leverage in our business model, and the commitment to sustain the investment we are making in our sales and marketing strategy should continue to build the Met-Pro brand on a global basis, creating growth opportunities both now and in the future, that will mitigate quarterly variability of the industries we serve.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

I'd like to thank the many loyal, dedicated, talented employees who have contributed to our success, and who are the foundation on which the combined Met-Pro and CECO enterprise will be built.  I also want to thank our shareholders for their continued support.  I would also like to thank all of you for your participation in today's call.

I will now turn the call back to Kevin Bittle.

Kevin Bittle:	Thank you, Ray. At this time, we welcome any questions you may have. I'd like to ask our operator, (Lori), to provide instructions for this portion of the call.

Operator:	At this time, I would like to remind everyone, if you'd like to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Jerry Sweeney of (Manning).

Jerry Sweeney:	Good morning, guys.

Ray De Hont:	Good morning, (Jerry).

Neal Murphy:	Hi, (Jerry).

Jerry Sweeney:	Congratulations, nice job on the expenses in SG&A. If you have trouble hearing me, let me know. I'm actually on the train. But wondering if you could just dig in a little bit more on Product Recovery Pollution Control. I'm assuming some of the timing of projects that were focused on were seasonal. Were there any specific large projects that got pushed out to the next quarter, or was it a series of smaller projects and just, you know, overall timing in general?

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Ray De Hont:	It's a combination of things, (Jerry). Our normal business, we have projects, you know, million dollar projects, million and a half, and so forth. But some of them, the timing isn't what you expect, and that's what happened here on that particular side of the business, you had some projects there, but on the fluid-handling side, if you go over to that side, you had a very large project last year which I mentioned, which was a six million dollar project, which is an extraordinary sized project – not normal day-to-day business, or even project business.

But it really comes down to where we're not losing them, but the negotiations, you've got Ts and Cs, you're in that mode.  You've got early stages, and you have middle stages.  So we're in various stages, a lot of opportunities out there.  There's opportunities, for instance, in the woodworking industry.  We see that coming back, with housing.  Automobile industry is perking up, and even the municipal, as I mentioned, we sold a couple projects into the municipal marketplace, which is a good sign for our product recovery pollution control.  But it all comes down to timing, as far as when these products fit these events.

Jerry Sweeney:	OK – sorry, I apologize. So you know, the fact that it is a little seasonal, maybe have a build-up until the end of the year, or is that a way to look at it, on the PRPC?

Ray De Hont:	Well, look at it this way. When you look at January and February, not a lot of construction is going on during that – those months. So you could have some of that, and we see some of that, where customers in different parts of the country don't want their equipment until, let's say, our second or third quarter, because of the weather – the impact to a construction project. So there's some seasonality because of that.

Jerry Sweeney:	OK, got it. Finally, you know, the cash flows seem pretty good – $7 million. I mean, is that just a little bit of timing of some of the cash coming in, or is that a detail that you want to …

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Neal Murphy:	Yes, (Jerry), it's a combination of things. Some focus on the working capital side, a little – a little higher profitability as a percentage of sales. But the largest driver is cash advances. That can – there's a lot of timing issues around customer cash advances, and we received a substantial cash advance in the – in the quarter, that drove cash flow up.

Jerry Sweeney:	OK, and then any – any comment on the deal closure timing?

Ray De Hont:	Well, as it was published, the published date was, we were estimating September.

Jerry Sweeney:	OK.

Ray De Hont:	And I couldn't give you any other estimate than that – what we put on the table there. Because we have no control over it, as far as with the SEC and so forth.

Jerry Sweeney:	Got it. Now, this is a little bit of a different question. You think we'll – I did notice that a dividend was being paid, of record, at the end of May. Are we going to squeeze another one of those in before the end – before the merger closes?

Ray De Hont:	Well, as we discussed during the conversation earlier, we have basically announced a quarterly dividend. And – but we also made it clear that as previously announced, in the April 21 conference call, and the information that went out, that this may not happen if this merger closes before August 30th.

Neal Murphy:	Yes, so, (Jerry), there's two – as you said, there's two different dividends. We have the one to the shareholders of record May 30, that'll be paid June 14th. And then we've announced a second dividend today, to shareholders of record as of August 30. And if the transaction closes …

Jerry Sweeney:	All right, got it. OK. I misheard that, I apologize.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

Male:	OK. Hey, (Jerry), one clarification. You were talking about bookings with the product recovery and pollution control side. Their bookings are actually up year to date, over last year.

Jerry Sweeney:	OK, got it. Yes, I was just curious, timing, I mean, how that develops. And you know it seems it maybe gets a little bit of seasonality at year end sometimes. But I understand.

Ray De Hont:	OK.

Operator:	Once again, if you'd like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from the line of William Bremer of Maxim Group.

William Bremer:	Good morning, Ray. Good morning, Neal.

Ray De Hont:	Good morning, Bill.

William Bremer:	Let's talk pricing of the bookings. How's pricing year over year, and let's go through the segments, if we can.

Ray De Hont:	Well, I think overall, we're doing a better job as far as getting value for our products. And that's what we've set out to do. If you remember last year, we had – especially on the product recovery pollution control side – we had some issues with regard to margins. And we've dedicated, you know, time and energy to improving that, and getting the value that we're selling – getting paid for the value. So they've improved.

William Bremer:	OK, so pricing in backlog is better year over year.

Neal Murphy:	That's correct, yes. I think, Bill, I'd say even across the segments, I'd say we're not seeing price reduction, and we're seeing selective price increasing. And really, a concerted effort, particularly in Pollution Control Product Recovery. You know, each project's a little different, so it's hard to say year over year pricing. But we're focused on getting value – getting paid for the value we're delivering.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

William Bremer:	OK, no, agreed. Mefiag, let's go there. We're starting to see the automotive builds stabilize, even grow a little bit here. A lot more optimistic talk in that segment. I'm assuming Mefiag sequentially should be better than this first quarter.

Ray De Hont:	Well, when you look at it – look for the year, we're seeing as far as the automotive, we're also seeing the housing, where that should start to actually help Mefiag. They also are getting into the printed circuit board market. We have a filter that we've designed, working with one of the chemical suppliers in that industry, for that specific industry, which is a much bigger industry than the metal positioning and plating. So we're trying to expand the market breadth for Mefiag, but you're right, Bill. Especially in Europe, you're actually starting to see some activity in Europe with the automotive. Now, on the housing side, that's in the pits over there. But of course in the U.S. and other parts of the world, the housing is coming back and we see that being a positive impact on Mefiag globally.

William Bremer:	Any chance you want to comment on what your targeted margins are for the year in that segment?

Ray De Hont:	No. Very simply.

William Bremer:	OK. Neal, in your commentary, you spoke on the Fluid Handling year objectives. What are those objectives?

Neal Murphy:	Yes, we don't – we don't share specific objectives for the company for each business, but we could foresee growth in our core business, and that includes the core elements of GPS.

William Bremer:	OK. Noticed that you bought back some stock in this quarter. I'm assuming that was prior to the announcement of the acquisition. Now, does that cease because of the timing?

Neal Murphy:	Yes, I think there were very – very small amount of options with respect to prior employees, but beyond that, there's prohibitions against trading up through the proxy filing.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-06-13/11:00 a.m. ET
Confirmation # 71310163

William Bremer:	OK. And my last question is just on the restructuring. Fantastic job on really curtailing the expenses, pretty much broad-based. How much – what inning would you say you're in on that currently, and how much more can we expect?

Neal Murphy:	Yes, that's a fair question. If you kind of look at our history, and I'll talk in percentage terms, Bill, but obviously events and variations in revenue can change that. But you know, if you look at the last few years, our SG&A was, you know, a few years back, 26 percent of sales, then 24 percent of sales the following year – 24.7, and last year, it was 23.6 percent of sales.

And we've publicly stated that over the next few years, we see 20 percent as a realistic target, and we see continuing on that trend line this year.  And it's a combination of selective cost reductions and cost control, but it's also continuing to grow the revenue line the way we have over the last few years.

William Bremer:	OK, gentlemen, thank you.

Neal Murphy:	Thank you.

Male:	Thanks, Bill.

Operator:	At this time, there are no further questions. I will now return the call to Ray DeHont for any closing remarks.

Ray DeHont:	Thank you, (Lori). Once again, thank you for joining us this morning. We hope we have been able to provide you with a useful update on Met-Pro's progress and performance. If you should have any further questions, please feel free to contact either Neal or me at any time. Thank you.

Operator:	Thank you for participating in the Met-Pro first quarter results conference call. You may now disconnect.

END